EX-99

Rhodia                                                      ChiRex

                (Embargo Monday, July, 24 - 7:30 AM Paris Time)


                                                           JOINT PRESS RELEASE


                        RHODIA TO ACQUIRE CHIREX (USA)


Paris, France and Stamford, Connecticut, July 24, 2000 - Rhodia, one of the world's leading specialty chemicals companies, and ChiRex Inc., a provider of advanced product development services and manufacturing to the pharmaceutical industry, today announced that they have entered into a definitive agreement under which Rhodia will acquire ChiRex.

The ChiRex Board has unanimously recommended acceptance of the Rhodia offer. ChiRex shareholders will receive $31.25 per share in cash. The transaction is valued at approximately $510 million plus assumption of debt, and will be accomplished through a cash tender offer in the United States, followed by a cash merger at the same price. Rapid completion of the transaction is planned, in order to accelerate the benefits expected to be derived from the combined entity.

Rhodia expects to commence the offer by August 4, 2000. The offer and the merger are conditioned, among other things, on a majority of ChiRex outstanding shares being tendered into the offer and clearance under the Hart-Scott Rodino Antitrust Improvement Act.

Jean-Pierre Tirouflet, Chairman & Chief Executive Officer of Rhodia, stated :"This acquisition reflects our corporate strategy of building leadership positions in specialty businesses with high-value-added activities and strong growth potential. One major area of focus, where we have been gaining expertise and amassing industrial assets since 1998, has been the rapidly-growing market of high technology development services to the pharmaceutical industry. After acquiring ChiRex, our intent is to create a new entity, Rhodia-ChiRex, in the field of high tech services to the pharmaceutical industry to which we will contribute our own business in this area".

Jean-Pierre Tirouflet added : "With ChiRex, we gain an immediate leadership role in the pharmaceutical contract research and contract manufacturing services arenas."

"The contemplated transaction is beneficial for our customers and employees," said Michael A. Griffith, Chairman and Chief Executive Officer of ChiRex. "The ChiRex operating management team will form the core of the new enterprise, which will include four additional cGMP manufacturing facilities, access to the Rhodia R&D organization including dedicated pharmaceutical process chemists in France and the UK, and the lower cost of capital afforded by Rhodia's large global capital base."

Mr. Griffith added: "Customers will also benefit as the ChiRex proprietary process chemistry portfolio is enhanced by the addition of Rhodia's complementary technologies and by a substantial increase in resources and investment. For example, the chiral building block program can be commercialized more rapidly and on a significantly larger scale, due to Rhodia's significant distribution channels."

"ChiRex is now enjoying strong customer momentum with over 25 new customers in the first half of 2000, over 300 inquiries to buy our chiral building blocks, and 12 new product introductions to our manufacturing facilities this year. As part of a larger global organization, we can now leverage this rapid growth to reach a broader range of customers with a more extensive range of technologies and services," Mr. Griffith stated.

Jean-Pierre Tirouflet added: "By this strategic acquisition, Rhodia will offer the most innovative and advanced platform of technology services to the pharmaceutical industry on a global basis. Rhodia's high-value-added services will now encompass the entire continuum of pharmaceutical needs from chemical discovery and process R&D to commercial-scale manufacturing. By focusing intensely on the increasing needs of this market, the combined and expanded Rhodia operations will deliver faster and more efficient product development to its pharmaceutical customers".

"This strategic initiative will accelerate Rhodia's growth resulting in creation of value for our customers and our shareholders " he concluded.


ChiRex was advised by Chase Securities Inc. in this transaction. Rhodia was advised by Bear, Stearns & Co. Inc.

                                     * * *

Rhodia (NYSE : RHA), one of the world leaders in specialty chemicals, contributes to improving the quality of life by developing value-added products, services and solutions for the beauty, clothing, foodstuffs and healthcare markets as well as for the environment, transport and manufacturing industries. Including Albright & Wilson, Rhodia employs 30,000 people worldwide and recorded pro-forma sales of 6.7 billion euros in 1999. Rhodia is listed on the Paris and New York stock exchanges.


ChiRex Inc., The Drug Substance Company, (www.ChiRex.com) is an integrated pharmaceutical outsourcing company that provides a comprehensive range of services to pharmaceutical and biopharmaceutical companies, primarily contract process research and development and contract manufacturing of active pharmaceutical ingredients. The Company operates through two operating divisions, the development division and the manufacturing division. The development division is engaged in every aspect of drug substance development including discovery, development and manufacture of material for clinical trials. The manufacturing division produces bulk active pharmaceutical ingredients. Together, the two divisions span all of the steps needed to prepare the Drug Substance subsection of a New Drug Application. The Company's common stock is publicly traded in the United States on the Nasdaq Stock Market's National Market ("NASDAQ") under the symbol "CHRX".

------------------------------------------------------------------------------

CHIREX INC. ("CHIREX") STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT REGARDING THE ACQUISITION OF CHIREX, REFERENCED IN THIS PRESS RELEASE, WHICH WILL BE FILED BY RHODIA AND COUSIN ACQUISITION, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT WHICH WILL BE FILED BY CHIREX WITH THE SEC. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THESE DOCUMENTS WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF CHIREX, AT NO EXPENSE TO THEM.

THESE DOCUMENTS ALSO WILL BE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV.

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those anticipated by such statements. Factors which could cause such differences in actual results include, among others (i) the risk that the Rhodia and ChiRex businesses will not be integrated successfully, (ii) changes in the competitive and regulatory framework in which Rhodia and ChiRex operate, and (iii) general competitive and market factors on a global, regional and/or national basis.


Rhodia Contacts

 Press Relations
 Jean-Christophe Huertas                    Tel : 33 (0)1 55 38 42 51
 Beverley Miles                             Tel : 44 1923 485 757

 Investor Relations
 Angelina Palus                             Tel : 33 (0)1 55 38 42 99
 Sylvie Marchal                             Tel : 33 (0)1 55 38 41 79

ChiRex Press Contacts

Michael A. Griffith
Chairman and Chief Executive Officer, ChiRex Inc.    Tel (203) 351-2300


                       Note for the international press

Jean-Pierre Tirouflet, Chairman and CEO of Rhodia, will hold a video conference today and a conference call on-line on the Rhodia web site (www.rhodia.com) at 3 :00 PM Paris Time. You are invited to ask your questions during this conference call with answers provided on-line.

If you are not able to connect to the Rhodia web site, you can follow the conference call by telephone on the following numbers :

From Europe :
Dial in number : 44 (0) 20 8240 8244 - Password : Rhodia/Mr. Tirouflet 24 hour Replay : 44 (0) 20 8288 4459 - Access Code : 632512

From the US :
Dial in number : 1 303 224 6998 - Password : Rhodia/Mr. Tirouflet
24 hour Replay : 1 303 804 1855 Access Code : 772 253